Term Sheet No. J126 To the Product Supplement No. JPM-IV dated May 22, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 January 26, 2010
Credit Suisse AG
Structured Investments	Credit Suisse $ Notes due February 17, 2011 Linked to a Basket of Twelve Reference Shares

General
•
The notes are designed for investors who seek a return at maturity linked to the appreciation of a basket of twelve common stocks. Investors should be willing to forgo interest and dividend payments and, if the Basket does not appreciate by more than 0.857%, be willing to lose some or all of their investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 17, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The notes are expected to price on or about January 29, 2010 (the “Pricing Date”) and are expected to settle on or about February 3, 2010. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Basket:
The notes are linked to a basket consisting of twelve common stocks (each a “Basket Stock” and, collectively, the “Basket Stocks”). The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth in the table below.

	Basket Stock	Ticker Symbol	Exchange	Stock Weighting	Initial Share Price*
	Commercial Metals Company	CMC UN	NYSE	1/12
	Cubic Corporation	CUB UN	NYSE	1/12
	The Interpublic Group of Companies, Inc.	IPG UN	NSYE	1/12
	Minerals Technologies Inc.	MTX UN	NYSE	1/12
	Omnicare, Inc.	OCR UN	NYSE	1/12
	Plantronics, Inc.	PLT UN	NYSE	1/12
	SPX Corporation	SPW UN	NYSE	1/12
	Sybase, Inc.	SY UN	NYSE	1/12
	Syniverse Holdings, Inc.	SVR UN	NYSE	1/12
	VeriFone Holdings, Inc.	PAY UN	NYSE	1/12
	Watts Water Technologies, Inc.	WTS UN	NYSE	1/12
	World Fuel Services Corporation	INT UN	NYSE	1/12
* The Initial Share Price of each Basket Stock will be the closing price of one share of such Basket Stock on the Pricing Date.
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment per $1,000 principal amount of notes, calculated as follows:
$1,000 × (1 + Basket Return) × Basket Adjustment Factor
You will lose some or all of your investment at maturity unless the Final Basket Level appreciates by at least 0.857% from the Initial Basket Level.
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Basket Adjustment Factor:	99.15%
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The Basket Closing Level on the Valuation Date.
Basket Closing Level:	100 × [1 + (the sum of the Stock Returns of each Basket Stock on the Valuation Date × 1/12)]
Stock Return:	With respect to each Basket Stock:
Final Share Price – Initial Share Price Initial Share Price
Final Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the Valuation Date, subject to adjustment as described herein.
Valuation Date†:	February 14, 2011
Maturity Date†:	February 17, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546EQB3
† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”

Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, the product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$7.50	$992.50
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $992.50 per note, and the placement agents with respect to sales made to such < /font>accounts will forgo any fees.
(2) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forego fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed 0.75% of the principal amount of the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
JPMorgan
Placement Agent
January 26, 2010

AdditionalTermsSpecifictotheNotes

You should read this term sheet together with the product supplement dated May 22, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-IV dated May 22, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909005911/a2193241z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Total Return on the  Notes at Maturity Assuming a Range of Performance for  the Basket?

The following table and examples illustrate the hypothetical Payment at Maturity and total return on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical Payments at Maturity and total returns set forth below reflect an Initial Basket Level of 100 and a Basket Adjustment Factor of 99.15% and are for illustrative purposes only. The actual Payment at Maturity and total return applicable to a purchaser of the notes will be based on the Final Basket Level on the Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return
200.000	100.000%	$1,983.00	98.300%
180.000	80.000%	$1,784.70	78.470%
160.000	60.000%	$1,586.40	58.640%
150.000	50.000%	$1,487.25	48.725%
140.000	40.000%	$1,388.10	38.810%
130.000	30.000%	$1,288.95	28.895%
125.000	25.000%	$1,239.38	23.938%
120.000	20.000%	$1,189.80	18.980%
115.000	15.000%	$1,140.23	14.023%
110.000	10.000%	$1,090.65	9.065%
105.000	5.000%	$1,041.08	4.108%
102.500	2.500%	$1,016.29	1.629%
100.857	0.857%	$1,000.00	0.000%
100.000	0.000%	$991.50	-0.850%
95.000	-5.000%	$941.93	-5.807%
90.000	-10.000%	$892.35	-10.765%
85.000	-15.000%	$842.78	-15.723%
80.000	-20.000%	$793.20	-20.680%
70.000	-30.000%	$694.05	-30.595%
60.000	-40.000%	$594.90	-40.510%
50.000	-50.000%	$495.75	-50.425%
40.000	-60.000%	$396.60	-60.340%
30.000	-70.000%	$297.45	-70.255%
20.000	-80.000%	$198.30	-80.170%
10.000	-90.000%	$99.15	-90.085%
0.000	-100.000%	$0.00	-100.000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 110. Because the Final Basket Level is greater than the Initial Basket Level by more than 0.857%, the investor receives a payment at maturity of $1,090.65 per $1,000 principal amount of notes, calculated as follows:

$1,000 + [$1,000 × (1 +10%) × 99.15%] = $1,090.65

Example 2: The Initial Basket Level is equal to the Final Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, the investor receives a payment at maturity of $991.50 per $1,000 principal amount of notes, calculated as follows:

$1,000 + [$1,000 × (1 + 0%) × 99.15%] = $991.50

Even though the Final Basket Level is equal to the Initial Basket Level, the investor loses a portion of its investment because the Final Basket Level did not appreciate by at least 0.857% from the Initial Basket Level.

Example 3: The level of the Basket decreases from the Initial Basket Level of 100 to a Final Basket Level of 80. Because the Final Basket Level is less than the Initial Basket Level, the Basket Return is negative and the investor will receive a payment at maturity of $793.20 per $1,000 principal amount of notes, calculated as follows:

$1,000 + [$1,000 × (1 + -20%) × 99.15%] = $793.20

Selected Purchase Considerations

•
APPRECIATION POTENTIAL – The notes provide the opportunity to participate in the appreciation of the Basket at Maturity, subject to the Basket Adjustment Factor. If the Final Basket Level is greater than the Initial Basket Level by 0.857%, which is the minimum amount sufficient to offset the effect of the Basket Adjustment Factor, you will be entitled to receive a payment at maturity greater than $1,000 per $1,000 principal amount of notes.

•
RETURN LINKED TO A BASKET OF TWELVE BASKET STOCKS – The return on the notes is linked to the performance of a Basket, which consists of twelve Basket Stocks. These Basket Stocks are the common stocks of Commercial Metals Company, Cubic Corporation, The Interpublic Group of Companies, Inc., Minerals Technologies Inc., Omnicare, Inc., Plantronics, Inc., SPX Corporation, Sybase, Inc., Syniverse Holdings, Inc., VeriFone Holdings, Inc., Watts Water Technologies, Inc., and World Fuel Services Corporation.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Certain United States Federal Income Tax Considerations” in this term sheet for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Basket Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket as reflected by the Basket Return, subject to the Basket Adjustment Factor. If the Final Basket Level does not appreciate by at least 0.857% from the Initial Basket Level, you will lose some and you could lose all of your investment in the notes.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Basket Stocks, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
CHANGES IN THE VALUES OF THE BASKET STOCKS MAY OFFSET EACH OTHER – Movements in the prices of the Basket Stocks may not correlate with each other. At a time when the price of one or more of the Basket Stocks increases, the prices of the other Basket Stocks may not increase as much or may even decline. Therefore, in calculating the Final Basket Level, an increase in the price of one or more of the Basket Stocks may be moderated, or more than offset, by a lesser increase or decline in the price of the other Basket Stock.

•
NO OWNERSHIP RIGHTS IN THE BASKET STOCKS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Stocks. In addition, the issuers of the Basket Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Stocks and the notes.

•
NO AFFILIATION WITH THE BASKET STOCK ISSUERS – We are not affiliated with any issuer of a Basket Stock (each, a “Basket Stock Issuer”). We assume no responsibility for the adequacy of the information about the Basket Stock Issuers contained in this term sheet. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•	NO INTEREST PAYMENTS – As a holder of the notes, you will not receive interest payments.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, we and/or our affiliates may also currently or from time to time engage in business with any of the Basket Stock Issuers, including extending loans to, or making equity investments in, such Basket Stock Issuer(s) or providing advisory services to such Basket Stock Issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Stock Issuers and these reports may or may not recommend that investors buy or hold the Basket Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the Basket Stock Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
HEDGING AND TRADING IN THE BASKET STOCKS – While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Stocks or instruments related to one or more of the Basket Stocks. We or our affiliates may also trade in the Basket Stocks or instruments related to either or both of the Basket Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for a Basket Stock for certain events affecting such Basket Stock. However, an adjustment will not be required in response to all events that could affect a Basket Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Adjustments” below for further information.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the closing prices of the Basket Stocks on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Stocks;

•	the time to maturity of the notes;

•	the dividend rates paid on the Basket Stocks;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Stocks or stock markets generally;

•	the occurrence of certain events to any Basket Stock that may or may not require an anti-dilution adjustment for such Basket Stock; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

UseofProceedsandHedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Basket Stocks

All information contained herein with respect to the Basket Stocks and the Basket Stock Issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Stock Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information. For further information, see “The Reference Shares” in the accompanying product supplement.

Historical Information of the Basket Stocks and the Basket

The following graphs set forth the historical performance of the Basket Stocks, as well as the Basket as a whole, based on the closing prices (in U.S. dollars) of the Basket Stocks from January 1, 2005 through January 22, 2010. The graph of the historical Basket performance assumes the Basket Closing Level on January 22, 2010 was 100 and the Stock Weightings were as specified under The Basket in this term sheet. We obtained the closing prices of the Basket Stocks below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Basket Stock, the price of such Basket Stock has experienced significant fluctuations. The historical performance of each Basket Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Basket Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Basket Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Basket Stock Issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Basket Stock.

Commercial Metals Company (“CMC”)

According to its publicly available filings with the SEC, CMC manufactures, recycles, markets and distributes steel and metal products and related materials and services through a network of locations located throughout the United States and internationally .. The common stock of CMC, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of CMC in the accompanying product supplement. CMC’s SEC file number is 1-4304.

Historical Information of the Common Stock of CMC

The following graph sets forth the historical performance of the common stock of CMC based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of CMC on January 22, 2010 was $14.83.

Cubic Corporation (“Cubic”)

According to its publicly available filings with the SEC, Cubic designs, develops, manufactures and installs products and replacement parts which are mainly electronic in nature. Cubic also performs a variety of services, such as computer simulation training, distributed interactive simulation, military education, development of military doctrine, as well as field operations and maintenance. The common stock of Cubic, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Cubic in the accompanying product supplement. Cubic’s SEC file number is 1-8931.

Historical Information of the Common Stock of Cubic

The following graph sets forth the historical performance of the common stock of Cubic based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of Cubic on January 22, 2010 was $39.66.

The Interpublic Group of Companies, Inc. (“IPG”)

According to its publicly available filings with the SEC, IPG is an advertising and marketing services company, covering many marketing disciplines and specialties, from traditional services such as consumer advertising and public relations to emerging services such as mobile and search engine marketing. The common stock of IPG, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of IPG in the accompanying product supplement. IPG’s SEC file number is 1-6686.

Historical Information of the Common Stock of IPG

The following graph sets forth the historical performance of the common stock of IPG based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of IPG on January 22, 2010 was $6.85.

Minerals Technologies Inc. (“MTX”)

According to its publicly available filings with the SEC, MTX is a resource and technology based company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and supporting systems and services. The common stock of MTX, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of MTX in the accompanying product supplement. MTX’s SEC file number is 1-3295.

Historical Information of the Common Stock of MTX

The following graph sets forth the historical performance of the MTX based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of MTX on January 22, 2010 was $49.79.

Omnicare, Inc. (“Omnicare”)

According to its publicly available filings with the SEC, Omnicare is a geriatric pharmaceutical services company, providing pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. The common stock of Omnicare, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Omnicare in the accompanying product supplement. Omnicare’s SEC file number is 1-8269.

Historical Information of the Common Stock of Omnicare

The following graph sets forth the historical performance of the common stock of Omnicare based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of Omnicare on January 22, 2010 was $24.86.

Plantronics, Inc. (“Plantronics”)

According to its publicly available filings with the SEC, Plantronics is a worldwide designer, manufacturer, and marketer of lightweight communications headsets, telephone headset systems, and accessories for the business and consumer markets. The common stock of Plantronics, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Plantronics in the accompanying product supplement. Plantronics’ SEC file number is 1-12696.

Historical Information of the Common Stock of Plantronics

The following graph sets forth the historical performance of the common stock of Plantronics based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of Plantronics on January 22, 2010 was $24.47.

SPX Corporation (“SPX”)

According to its publicly available filings with the SEC, SPX is a global multi-industry manufacturing company, providing infrastructure-related products and services including wet and dry cooling systems, thermal service and repair work, heat exchangers and power transformers. The common stock of SPX, par value $10.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of SPX in the accompanying product supplement. SPX’s SEC file number is 1-6948.

Historical Information of the Common Stock of SPX

The following graph sets forth the historical performance of the common stock of SPX based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of SPX on January 22, 2010 was $56.74.

Sybase, Inc. (“Sybase”)

According to its publicly available filings with the SEC, Sybase is an enterprise software and services company focused on managing and mobilizing information. The common stock of Sybase, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Sybase in the accompanying product supplement. Sybase’s SEC file number is 1-16493.

Historical Information of the Common Stock of Sybase

The following graph sets forth the historical performance of the common stock of Sybase based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of Sybase on January 22, 2010 was $40.83.

Syniverse Holdings, Inc. (“Syniverse”)

According to its publicly available filings with the SEC, Syniverse is an operator-neutral intermediary, enabling wireless voice and data services for telecommunications companies worldwide. The common stock of Syniverse, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Syniverse in the accompanying product supplement. Syniverse’s SEC file number is 001-32432.

Historical Information of the Common Stock of Syniverse

The following graph sets forth the historical performance of the common stock of Syniverse based on its daily closing prices (in U.S. dollars) from February 2, 2005 through January 22, 2010. The closing price of the common stock of Syniverse on January 22, 2010 was $16.81.

VeriFone Holdings, Inc. (“VeriFone”)

According to its publicly available filings with the SEC, VeriFone provides expertise, solutions, and services that add value to the point of sale with merchant-operated, consumer-facing, and self-service payment systems for the financial, retail, hospitality, petroleum, transportation, government, and healthcare vertical markets. The common stock of VeriFone, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of VeriFone in the accompanying product supplement. VeriFone’s SEC file number is 001-32465.

Historical Information of the Common Stock of VeriFone

The following graph sets forth the historical performance of the common stock of VeriFone based on its daily closing prices (in U.S. dollars) from April 28, 2005 through January 22, 2010. The closing price of the common stock of VeriFone on January 22, 2010 was $18.64.

Watts Water Technologies, Inc. (“Watts Water”)

According to its publicly available filings with the SEC, Watts Water is a global manufacturer of products and provider of systems focused on water quality, water conservation, water safety and water flow control for the residential and commercial markets in North America and Europe. The common stock of Watts Water, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Watts Water in the accompanying product supplement. Watts Water’s SEC file number is 001-11499.

Historical Information of the Common Stock of Watts Water

The following graph sets forth the historical performance of the common stock of Watts Water based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of Watts Water on January 22, 2010 was $31.28.

World Fuel Services Corporation (“World Fuel”)

According to its publicly available filings with the SEC, World Fuel is engaged in the marketing and sale of marine, aviation and land fuel products and related services on a worldwide basis. The common stock of World Fuel, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of World Fuel in the accompanying product supplement. World Fuel’s SEC file number is 1-9533.

Historical Information of the Common Stock of World Fuel

The following graph sets forth the historical performance of the common stock of World Fuel based on its daily closing prices (in U.S. dollars) from January 1, 2005 through January 22, 2010. The closing price of the common stock of World Fuel on January 22, 2010 was $25.32.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the daily Basket Closing Level from April 28, 2005 through January 22, 2010. The following graph assumes the Basket Closing Level on January 22, 2010 was 100 and the Stock Weightings were as specified under “The Basket” in this term sheet.

Adjustments

For the purposes of calculating the Final Share Price of each Basket Stock, the closing price of each Basket Stock will be multiplied by the Share Adjustment Factor for such Basket Stock, which will initially be set to 1.0. No adjustment to the Share Adjustment Factor for a Basket Stock will be required unless such adjustment would require an increase or decrease of at least 1% of such Share Adjustment Factor, but any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment of such Share Adjustment Factor.

The Calculation Agent will not be required to make any adjustments to any Share Adjustment Factor after the close of business on the Valuation Date.

No adjustments to any Share Adjustment Factor will be required other than those specified below. The required adjustments specified below do not cover all events that could affect the closing prices of the Basket Stocks.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factors for the Basket Stocks and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below and its determinations and calculations will be conclusive absent manifest error.

Stock Splits and Reverse Stock Splits

If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Share Adjustment Factor for such Basket Stock will be adjusted so that the new Share Adjustment Factor for such Basket Stock equals the product of:

•	the prior Share Adjustment Factor for such Basket Stock, and

•
the number of shares that a holder of one share of such Basket Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If a Basket Stock is subject to a (i) stock dividend, i.e., an issuance of additional shares of such Basket Stock that is given ratably to all or substantially all holders of such Basket Stock, or (ii) distribution of shares of such Basket Stock as a result of the triggering of any provision of the corporate charter of the Basket Stock Issuer of such Basket Stock or otherwise, then, once such Basket Stock is trading ex-dividend, the Share Adjustment Factor for such Basket Stock will be adjusted so that the new Share Adjustment Factor for such Basket Stock equals the prior Share Adjustment Factor for such Basket Stock plus the product of:

•	the prior Share Adjustment Factor for such Basket Stock, and

•	the number of additional shares of such Basket Stock issued in the stock dividend or distribution with respect to one share of such Basket Stock.

Non-Cash Dividends or Distributions

If a Basket Stock Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of such Basket Stock Issuer to all or substantially all holders of such Basket Stock (other than dividends, distributions or issuances referred to under “—Stock Splits and Reverse Stock Splits” or “—Stock Dividends or Distributions” above or “—Issuance of Transferable Rights or Warrants” or “—Extraordinary Cash Dividends or Distributions” below), then, once such Basket Stock is trading ex-dividend, the Share Adjustment Factor for such Basket Stock will be adjusted so that the new Share Adjustment Factor for such Basket Stock equals the product of:

•	the prior Share Adjustment Factor for such Basket Stock, and

•
a fraction, the numerator of which is the Current Market Price of such Basket Stock and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of a Basket Stock means the arithmetic average of the Closing Prices of one share of such Basket Stock for the ten Exchange Business Days prior to the Exchange Business Day immediately preceding the Ex-Dividend Date of the dividend or distribution requiring an adjustment to the Share Adjustment Factor for such Basket Stock.

The “Ex-Dividend Date,” with respect to a dividend or other distribution on a Basket Stock means the first Trading Day on which transactions in such Basket Stock trade on the Relevant Exchange without the right to receive that dividend or other distribution.

The “Fair Market Value” of a distribution on a Basket Stock means the value of the property distributed in respect of one share of such Basket Stock in such distribution on the Ex-Dividend Date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the Ex-Dividend Date on a U.S. national securities exchange, the Fair Market Value per share or other unit of such distributed property will equal the closing price of one share, or other unit of such distributed property on such Ex-Dividend Date, as determined by the Calculation Agent.

Notwithstanding the foregoing, a distribution on a Basket Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section will not cause an adjustment to the applicable Share Adjustment Factor under this “Non-Cash Dividends or Distributions” section and will only be treated as a Reorganization Event (as defined below) pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on a Basket Stock described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section will not cause an adjustment to the applicable Share Adjustment Factor under this “Non-Cash Dividends or Distributions” section and will only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

Extraordinary Cash Dividends or Distributions

If a Basket Stock Issuer pays a dividend or makes another distribution consisting exclusively of cash to all or substantially all holders of such Basket Stock during any fiscal quarter during the term of the notes in an aggregate amount that, together with all other such cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Share Adjustment Factor for such Basket Stock has not previously been made under this “—Extraordinary Cash Dividends or Distributions” section, exceeds the Dividend Threshold for such Basket Stock, then, once such Basket Stock is trading ex-dividend, the Share Adjustment Factor for such Basket Stock will be adjusted so that the new Share Adjustment Factor for such Basket Stock equals the product of:

•	the prior Share Adjustment Factor for such Basket Stock, and

•
a fraction, the numerator of which is the Current Market Price of such Basket Stock and the denominator of which is the amount by which such Current Market Price exceeds the aggregate amount in cash per share that the Basket Stock Issuer distributes in such cash dividend or distribution together with all other cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the Share Adjustment Factor for such Basket Stock has not previously been made under this “—Extraordinary Cash Dividends or Distributions” section to holders of such Basket Stock in excess of the Dividend Threshold for such dividend or distribution.

For the avoidance of doubt, the Share Adjustment Factor for a Basket Stock may be adjusted more than once in any particular quarterly fiscal period because of cash dividends or distributions that exceed the Dividend Threshold for such dividends or distributions. If the Share Adjustment Factor for a Basket Stock has been previously adjusted in a particular quarterly fiscal period because of a cash dividend or distribution that exceeds the Dividend Threshold for such dividend or distribution, a subsequent adjustment will be made if the relevant Basket Stock Issuer pays a cash dividend or makes another distribution during such quarterly fiscal period in an aggregate amount that, together with all other such cash dividends or distributions since the last adjustment to the Share Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold for such Basket Stock) exceeds the Dividend Threshold for such dividend or distribution. Such subsequent adjustments to the Share Adjustment Factor will only take into account the cash dividends or distributions during such quarterly fiscal period made since the last adjustment to the Share Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold for such dividends or distributions.

The “Dividend Threshold,” with respect to a dividend or distribution, is equal to the sum of (x) the aggregate amount of any cash dividends or other cash distributions paid per share of the relevant Basket Stock in the quarterly fiscal period immediately preceding the quarterly fiscal period in which the Ex-Dividend Date for such dividend or distribution occurs, plus (y) 10% of the Closing Price of one share of such Basket Stock on the Trading Day immediately preceding the Ex-Dividend Date.

Issuance of Transferable Rights or Warrants

If a Basket Stock Issuer issues transferable rights or warrants to all holders of its Basket Stock to subscribe for or purchase shares of such Basket Stock, including new or existing rights to purchase shares of such Basket Stock, at an exercise price per share that is less than the Closing Price of one share of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants, pursuant to a shareholder’s rights plan or arrangement or otherwise, and if the expiration date of such rights or warrants precedes the Maturity Date, then the Share Adjustment Factor for such Basket Stock will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Share Adjustment Factor for such Basket Stock equals the prior Share Adjustment Factor for such Basket Stock plus the product of:

•	the prior Share Adjustment Factor for such Basket Stock, and

•	the number of shares of such Basket Stock that could be purchased in the market with the cash value of such rights or warrants distributed on one share of such Basket Stock.

The number of shares of such Basket Stock that could be purchased in the market will be based on the Closing Price of such Basket Stock on the date the new Share Adjustment Factor for such Basket Stock is determined. The cash value of such rights or warrants, if the rights or warrants are traded on a U.S. national securities exchange or a non-U.S. securities exchange or market , will equal the Closing Price of such rights or warrants, or, if the rights or warrants are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will be determined by the Calculation Agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Share Adjustment Factor is determined, provided that if only two such bid prices are available, then the cash value of such rights or warrants will equal the average (mean) of such bids and, if only one such bid is available, then the cash value of such rights or warrants will equal such bid.

Reorganization Events

If, prior to the Maturity Date,

(a)	there occurs any reclassification or change of a Basket Stock, including, without limitation, as a result of the issuance of tracking stock by the Basket Stock Issuer,

(b)
a Basket Stock Issuer, or any surviving entity or subsequent surviving entity of such Basket Stock Issuer (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity, or is the surviving entity but all outstanding shares of the relevant Basket Stock are exchanged for or converted into other property,

(c)	any statutory exchange of the shares of Basket Stock of a Basket Stock Issuer or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	a Basket Stock Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
a Basket Stock Issuer issues to all of its shareholders equity securities of an issuer other than such Basket Stock Issuer, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-Off Event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of a Basket Stock Issuer and is consummated and completed for all or substantially all of such shares, as determined by the Calculation Agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”),

then the Final Share Price or, in the case of a Spin-Off Event, the Share Adjustment Factor for such Basket Stock will be adjusted as set forth below.

If a Reorganization Event with respect to a Basket Stock, other than a Spin-Off Event, occurs as a result of which the holders of such Basket Stock receive Exchange Property, then the Closing Price on any day for such Basket Stock will be determined by reference to the value of the Exchange Property following the effective date for such Reorganization Event. The value of the Exchange Property will be calculated as the sum of the values of the components of the Exchange Property as described below:

•
If the Exchange Property consists of securities (including, without limitation, securities of the Basket Stock Issuer or securities of foreign issuers represented by American depositary receipts) traded on a U.S. national securities exchange or on a non-U.S. securities exchange or market (“Exchange Traded Securities”), the value of such Exchange Property will equal the Closing Price on the relevant exchange or market for such Exchange Traded Securities.

•
if the Exchange Property consists of cash, property other than Exchange Traded Securities or a combination thereof, the Calculation Agent will value such Exchange Property as if such Exchange Property was liquidated on the date holders of such Basket Stock received such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of such Exchange Property will equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation or liquidation of such non-cash Exchange Property.

“Exchange Property,” with respect to a Basket Stock that is subject to a Reorganization Event other than a Spin-Off Event, will consist of any shares of such Basket Stock that continue to be held by the holders of such Basket Stock and any securities, cash or any other assets distributed to the holders of such Basket Stock with respect to one share of such Basket Stock in or as a result of such Reorganization Event. In the event of any Reorganization Event in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash, as determined by the Calculation Agent in its sole discretion. No interest will accrue on any Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the adjustments contained herein.

In the case of a tender or exchange offer or going-private transaction for all the outstanding shares of the Basket Stock Issuer that is consummated and completed for all or substantially all of such shares and that involves Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer or going-private transaction with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).

The Calculation Agent will be solely responsible for the determination and calculation of the Exchange Property if a Reorganization Event occurs, the value thereof and its effect on the Final Share Price of the relevant Basket Stock.

If a Spin-Off Event with respect to a Basket Stock occurs, then, on and after the Ex-Dividend Date for the distribution of equity securities subject to such Spin-Off Event, the Share Adjustment Factor for such Basket Stock will be adjusted so that the new Share Adjustment Factor for such Basket Stock equals the product of:

•	the prior Share Adjustment Factor for such Basket Stock, and

•
a fraction, the numerator of which is the Closing Price per share of such Basket Stock on the Trading Day immediately preceding the Ex-Dividend Date with respect to the Spin-Off Event and the denominator of which is the Closing Price per share of such Basket Stock on the trading day immediately succeeding the Ex-Dividend Date with respect to the Spin-Off Event.

As a result, following a Spin-Off Event, holders of the notes will not participate in any way in the returns or market performance of the equity securities issued to holders of such Basket Stock in such Spin-Off Event.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Basket that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Possible Legislation Affecting Securities Held Through Foreign Accounts

On December 7, 2009, the Tax Extenders Act of 2009 (the “Act”) was introduced in the U.S. House of Representatives and passed on December 9, 2009. The Act, if enacted, would impose a 30% withholding tax on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments may be subject to 30% withholding if the Act is enacted and payment is made after December 31, 2012.

Possible Legislation Affecting Dividend Equivalent Payments

The Act also treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment, (ii) a payment made pursuant to a notional principal contract that is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes would apply to payments made on or after the date that is 90 days after the date on which the Act is enacted. Where the securities reference an interest in securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty, if the Act is enacted.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $7.50 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For more information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse